Exhibit 2.2

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the "Agreement"), is made and entered into as of February 9, 2009, by and among GOLD STANDARD MINING CORP. a Wyoming corporation ("GSMC"), with a business address of 1305 Summit Drive, Beverly Hills, California 90210 USA, and ROSS ZOLOTO, A Russian corporation ("RZ"), with a business address of 67500 Russia, Blagoveshensk, Street Kantimirova No. 19, and the stockholders of RZ set forth on the signature pages to this Agreement (collectively, the "Sellers" ) with respect to the following facts:

RECITALS

A.  Sellers own all of the issued and outstanding shares of common stock, of RZ (the "RZ Shares").

B.  GSMC desires to acquire from Sellers, and Sellers desire to sell and transfer to GSMC, all of the RZ Shares owned by Sellers on the Closing Date in exchange for 51 million shares of common stock, par value $0.001 per share, of GSMC ("Common Stock").

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

EXCHANGE OF SECURITIES

Section 1.1

The Exchange.  On the terms and subject to the conditions of this Agreement, on the Closing Date:

(a)

GSMC shall issue and deliver to each of the Sellers owning RZ Shares such number of shares of Common Stock as is set forth opposite such Seller's name on Schedule I, subject to adjustment as set forth in Section 1.2, and each such Seller shall sell, transfer and deliver to GSMC, the number of issued and outstanding RZ Shares set forth opposite such Seller's name on Schedule I along with a duly executed share assignment endorsed in favor of GSMC.

Section 1.2

Exchange Ratio.

(a)

Based on the outstanding capital stock of GSMC and RZ as of the date hereof, the former  stockholders of RZ would own an aggregate of 49,000,000 shares of Common Stock, all of the current stockholders of GSMC would own an aggregate of 49,000,000 shares of Common Stock, and Zurab Mikhailkovitch would own a total of 2,000,000 shares of GSMC immediately after the Closing.

(b)

If between the date of this Agreement and the Closing Date, there shall be any change in the number of shares of outstanding capital stock of either GSMC or RZ, the Exchange Ratio shall be adjusted such that immediately following the Closing the aggregate number of shares of Common Stock issued to each represents the percentage ownership set forth above.

ARTICLE II

THE CLOSING

Section 2.1

Closing Date. The closing of the Exchange and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kenneth Eade, 190 N Canon Drive, suite 420, Beverly Hills, California 90210, USA, at 10:00 a.m. on [           ], 2009, or at such other location, date and time as GSMC and RZ may agree. The time and date upon which the Closing actually occurs being referred to herein as the "Closing Date").

Section 2.2

Transactions at Closing. At the Closing, the following transactions shall take place, which transactions shall be deemed as having taken place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a)

GSMC shall deliver to RZ, as agent for Sellers, the following documents:

(i)

Validly executed stock certificates corresponding to the GSMC Common Stock issued in the name of the Sellers in the amounts set forth in Schedule I;

(ii)

Instructions directing its transfer agent to register (i) the allotment of the Common Stock to the Sellers, Ltd. in the stockholders ledger of GSMC;

(iii)

 Certified copy of the Charter of RZ, as amended to date, certified by the government of Russia at or about the Closing Date;

(iv)

True copies of all consents and waivers obtained by GSMC, in accordance with the provisions of Section 7.1 below;

(b)

 RZ shall deliver or cause to be delivered the following documents and/or shall take the following actions:

(i)

a share certificate in the name of GSMC representing 100% of the RZ Shares and shall register all such RZ Shares in the name of GSMC in the stockholders register of RZ;

(ii)

Certified copy of the Charter of RZ, as amended to date, certified by the government of Russia at or about the Closing Date;

(iii)

Secretary's certificate duly executed by RZ's secretary attaching and attesting to the accuracy of: (A) the bylaws of RZ, (B) the resolutions of RZ board of directors, approving the transactions contemplated hereby, including the Exchange, and (C) an incumbency certificate signed by all of the executive officers of RZ dated at or about the Closing Date;

(iv)

An officer's certificate duly executed by the chief executive officer of RZ to the effect that the conditions set forth in Section 7.2(a) have been satisfied, dated as of the Closing Date; and

(c)

The Sellers shall deliver the following documents:

(i)

to GSMC, duly executed share assignments effecting the immediate and unconditional sale, assignment and irrevocable transfer of RZ Shares to GSMC, free and clear of any Liens, or any other third party rights of any kind and nature, whether voluntarily incurred or arising by operation of law; and

(ii)

 to GSMC, share certificates representing 100% of the RZ Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GSMC

GSMC hereby makes the following representations and warranties to RZ and each Seller:

Section 3.1

Organization and Qualification.  GSMC is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. GSMC is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect. GSMC has no subsidiaries and is not a participant in any joint venture, partnership, or similar arrangement.

Section 3.2

Authorization. GSMC has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Exchange.

Section 3.3

Validity and Effect of Agreement. This Agreement has been duly and validly executed and delivered by GSMC and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of GSMC, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

Section 3.4

No Conflict. Neither the execution and delivery of this Agreement by GSMC nor the performance by GSMC of its obligations hereunder, nor the consummation of the Exchange, will: (i) conflict with the certificate of incorporation or bylaws of GSMC; (ii) violate any statute, law, ordinance, rule or regulation, applicable to GSMC or any of the properties or assets of GSMC; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of GSMC, or result in the creation or imposition of any Lien upon any properties, assets or business of GSMC under, any Contract or any order, judgment or decree to which GSMC is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement.

Section 3.5

Required Filings and Consents. The execution and delivery of this Agreement by GSMC does not, and the performance of this Agreement by GSMC will not, require any consent, approval, authorization or permit of, or filing with or notification to, Governmental Authority with respect to GSMC except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities laws ("Blue Sky Laws"); and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GSMC, or would not prevent or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

Section 3.6

Capitalization. The authorized capital stock of GSMC consists of 200,000,000 shares of Common Stock, par value $0.001 per share, of which 49,000,000 shares are issued and outstanding. Except for the transactions contemplated by this Agreement, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from GSMC any shares of capital stock of GSMC and there are no contracts or commitments providing for the issuance of, or the granting of rights to acquire, any shares of capital stock of GSMC or under which GSMC is, or may become, obligated to issue any of its securities. All shares of capital stock of GSMC outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.

Section 3.7

 Status of Common Stock. The Common Stock, when issued and allotted at the Closing in Exchange for RZ Shares, will be duly authorized, validly issued, fully paid, nonassessable, and free of any preemptive rights, will be issued in compliance with all applicable laws concerning the issuance of securities, and will have the rights, preferences, privileges, and restrictions set forth in GSMC's charter and bylaws, and will be free and clear of any Liens of any kind and duly registered in the name of the Sellers, in GSMC's stockholders ledger.

Section 3.7

Financial Statements. Each of the financial statements (the "GSMC Financial Statements") included in GSMC's financial statements for the year ended January 31, 2009 have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial positions and the results of operations and cash flows of GSMC as of the dates thereof or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount).

Section 3.8

No Undisclosed Assets or Liabilities. Except as disclosed in the GSMC Financial Statements, GSMC does not have any liabilities, indebtedness or obligations, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due (collectively, "Liabilities"), and, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, including without limitation any liabilities for foreign, federal, state, local or other taxes (including deficiencies, interest and penalties). As of the Closing Date, GSMC shall have no properties or assets of any kind, whether real, personal or intangible and whether owned or leased (other than cash, cash equivalents or marketable securities) and no Liabilities.

Section 3.9

No Contract Rights or Commitments. On the Closing Date, there will not be any Contract to which GSMC is a party or by which any of its assets or properties are bound.

Section 3.10

No Intellectual Property Rights or Infringement. GSMC does not own, has not obtained the right to use, and has not violated nor otherwise trespassed upon any patents, trademarks, service marks, trade names, copyrights, and applications, licenses and rights with respect to the foregoing, and/or any trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and/or technical data and/or information.

Section 3.11

 Litigation. There is no Action pending or threatened against GSMC that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against GSMC, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

Section 3.12

Taxes. GSMC has filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and GSMC has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to GSMC's Knowledge, against GSMC or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon GSMC's assets.

Section 3.13

Registration. GSMC is not a reporting company, and is not required to file financial reports with the United States Securities and Exchange Commission ("SEC"). GSMC formerly registered its common stock under the Securities Exchange Act of 1934, from March 200 until August 3, 2005, when it terminated its registration with the SEC.

Section 3.14

Books and Records. The books and records, financial and others, of GSMC are in all material respects complete and correct and have been maintained in accordance with good business accounting practices.

Section 3.15

Insurance. GSMC has no insurable properties and GSMC does not maintain any insurance covering its assets, business, equipment, properties, operations, employees, officers, or directors. To GSMC's knowledge since GSMC's inception there has not been any damage, destruction or loss, which could have been deemed as an "Insurance Event".

Section 3.16

Compliance. GSMC is in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. GSMC has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. GSMC does not, and is not require to, hold any permits, licenses or franchises from Governmental Authorities.

Section 3.17

Absence of Certain Changes. Tax-Free Exchange. GSMC has not taken any action, nor does GSMC know of any fact, that is reasonably likely to prevent the Exchange from qualifying as a "reorganization" within the meaning of Section 351 or 368 of the Code.

Section 3.18

Disclosure. As of the Closing Date, there is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of GSMC and/or its subsidiaries that has not been disclosed in writing to RZ and/or Sellers by GSMC. No representation or warranty of GSMC in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RZ

RZ hereby makes the following representations and warranties to GSMC:

Section 4.1

Organization and Qualification. RZ is duly organized and validly existing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. RZ is duly qualified as a foreign corporation to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have a Material Adverse Effect. RZ has no subsidiaries.

Section 4.2

Authorization; Validity and Effect of Agreement. RZ has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Exchange. This Agreement has been duly and validly executed and delivered by RZ and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of RZ, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

Section 4.3

No Conflict. Neither the execution and delivery of this Agreement by RZ nor the performance by RZ of its obligations hereunder, nor the consummation of the Exchange, will: (i) conflict with RZ's Certificate of Incorporation; (ii) violate any statute, law, ordinance, rule or regulation, applicable to RZ or any of its properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of RZ, or result in the creation or imposition of any Lien upon any properties, assets or business of RZ under, any Material Contract or any order, judgment or decree to which RZ is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) or (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement.

Section 4.4

Required Filings and Consents. The execution and delivery of this Agreement by RZ do not, and the performance of this Agreement by RZ will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, with respect to RZ, except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act, and Blue Sky Laws; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RZ, or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their obligations under this Agreement.

Section 4.5

Financial Statements. RZ has furnished to GSMC true and complete copies of the audited consolidated balance sheet of RZ for the fiscal years ended 2008 and 2009 and the related statements of operations, stockholders equity and cash flows for the year then ended, and unaudited interim copies of the consolidated balance sheet of RZ for the six month period ended September 30 2007 together with the related statements of operations, stockholders equity and cash flows for such period (all of such financial statements of RZ collectively, the "RZ Financial Statements"). The RZ Financial Statements (including the notes thereto) present fairly in all material respects the financial position and results of operations and cash flows of RZ at the date or for the period set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein). The RZ Financial Statements have been prepared from and in accordance with the books and records of RZ.

Section 4.6

No Undisclosed Liabilities. Except as disclosed in the RZ Financial Statements, RZ has no material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether absolute, accrued, contingent or otherwise, and whether due or to become due, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

Section 4.7

Properties and Assets. RZ has good and marketable title to, valid leasehold interests in, or the legal right to use, all of the assets, properties and leasehold interests reflected in the most recent RZ Financial Statements, except for those sold or otherwise disposed of since the date of such RZ Financial Statements in the ordinary course of business consistent with past practice.

Section 4.8

Litigation. There is no Action pending or threatened against RZ that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against RZ, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

Section 4.9

Taxes. RZ has timely filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and RZ has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to RZ's Knowledge, against RZ or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon RZ's assets.

Section 4.10

 Compliance. RZ is in compliance with all federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. RZ has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. RZ holds all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.11

Absence of Certain Changes. Since the date of the most recent RZ Financial Statements, (i) there has been no change or development in, or effect on, RZ that has or could reasonably be expected to have a Material Adverse Effect, (ii) RZ has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of its assets other than in the ordinary course of business, (iii) RZ has not paid any dividends or distributed any of its assets to any of its stockholders, (iv) RZ has not acquired any material amount of assets except in the ordinary course of business, nor acquired or merged with any other business, (v) RZ has not waived or amended any of its respective material contractual rights except in the ordinary course of business, and (vi) RZ has not entered into any agreement to take any action described in clauses (i) through (v) above.

Section 4.12

Employees. RZ is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, except where any failure to comply would not constitute a Material Adverse Effect. There are no proceedings pending or, to RZ's knowledge, reasonably expected or threatened, between RZ, on the one hand, and any or all of its current or former employees, on the other hand. There are no claims pending, or, to RZ's knowledge, reasonably expected or threatened, against RZ under any workers' compensation or long term disability plan or policy. RZ has no unsatisfied obligations that would have a Material Adverse Effect on RZ to any employees, former employees, or qualified beneficiaries pursuant to any employee benefit plans, or applicable law governing health care coverage extension or continuation.

Section 4.13

Material Contracts. Each RZ Material Contract (i) is legal, valid, binding and enforceable and in full force and effect with respect to RZ, and to RZ's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity. Neither RZ nor, to RZ's knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by RZ or, to RZ's knowledge, by any such other party, or permit termination, modification or acceleration, under the RZ Material Agreement.

Section 4.14

Tax-Free Exchange. RZ has not taken any action, nor does RZ know of any fact, that is reasonably likely to prevent the Exchange from qualifying as a "reorganization" within the meaning of Section 351 or 368 of the Code.

Section 4.15

 Disclosure. As of the Closing Date, there is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of RZ that has not been disclosed in writing to GSMC by RZ. No representation or warranty of RZ in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, severally and not jointly, hereby make the following representations and warranties to RZ and GSMC:

Section 5.1

 Authority and Validity. Such Seller has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

Section 5.2

Validity. Upon the execution and delivery of this Agreement and each other document to which such Seller is a party (assuming due execution and delivery by each other party thereto), each such document will be the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

Section 5.3

No Breach or Violation. The execution, delivery and performance by such

Seller of this Agreement and each document to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with (i) the certificate of incorporation or bylaws of such Seller, if applicable, or (ii) any agreement to which such Seller is a party, or by which such Seller or such Seller's Assets are bound or affected.

Section 5.4

Consents and Approvals. No consent, approval, authorization or order of,

registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or any other document to which it is a party or for the consummation by such Seller of the transactions contemplated hereby or thereby.

Section 5.5

Title. RZ Shares to be delivered by such Seller in connection with the transactions contemplated herein are, and at the Closing will be owned, of record and beneficially, solely by such Seller, free and clear of any Lien and represent such Seller's entire ownership interest in RZ.

Section 5.6

Investor Status. Each Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act and has properly completed the form attached hereto as Exhibit A.

Section 5.7

Investment Intent. The shares of Common Stock are being acquired by Seller for Seller's own account for investment purposes only, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in or otherwise distributing the same. Seller further represents that Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or third person with respect to any RZ Shares.

Section 5.8

Restrictions on Transfer. Seller understands that the shares of Common Stock have not been registered under the Securities Act or registered or qualified under any foreign or state securities law, and may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws or the availability of an exemption therefrom. In any case where such an exemption is relied upon by Seller from the registration requirements of the Securities Act and the registration or qualification requirements of such state securities laws, Seller shall furnish GSMC with an opinion of counsel stating that the proposed sale or other disposition of such securities may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities laws relating to the registration or qualification of securities for sale, such counsel and opinion to be satisfactory to GSMC. Seller acknowledges that it is able to bear the economic risks of an investment in the Common Stock for an indefinite period of time, and that its overall commitment to investments that are not readily marketable is not disproportionate to its net worth.

Section 5.9

Informed Investment. Seller has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon RZ for legal or tax advice related to this investment. In making its decision to acquire the Common Stock, Seller has not relied upon any information other than information contained in this Agreement.

Section 5.10

Access to Information. Seller acknowledges that it has had access to and has reviewed all documents and records relating to GSMC, including, but not limited to, the GSMC SEC Documents, that it has deemed necessary in order to make an informed investment decision with respect to an investment in GSMC.

Section 5.11

Reliance on Representations. Seller understands that the shares of Common Stock are being offered and sold to it in reliance on specific exemptions from the registration and/or public offering requirements of the U.S. federal and state securities laws and that GSMC and RZ is relying in part upon the truth and accuracy of, and such Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Common Stock. Seller represents and warrants to GSMC and RZ that any information Seller has heretofore furnished or furnishes herewith to GSMC and RZ is complete and accurate, and further represents and warrants that it will notify and supply corrective information to GSMC and RZ immediately upon the occurrence of any change therein occurring prior to RZ's issuance of the Common Stock. Within five (5) days after receipt of a request from RZ, Seller will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and regulations to which RZ is subject.

Section 5.12

No General Solicitation Legends. Seller understands that the certificates representing the Common Stock will bear the following legend, and stop transfer instructions reflecting that these restrictions on transfer will be placed with the transfer agent of the Common Stock:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE  OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (I) A REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 IS IN EFFECT, (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933."

ARTICLE VI

CERTAIN COVENANTS

Section 6.1

Access to Information. At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Article IX, and in each case subject to Section 6.3, each party hereto shall provide to the other party (and the other party's authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other party in conducting its due diligence investigation of such party, provided that the party granted such access shall not interfere unreasonably with the operation of the business conducted by the party granting access, and provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

Section 6.2

Public Announcements. GSMC, the Sellers and RZ shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Exchange or this Agreement, and shall not issue any other press release or make any other public statement without prior consent of the other parties, except as may be required by law or, with respect to GSMC, by obligations pursuant to rule or regulation of the Exchange Act, the Securities Act, any rule or regulation promulgated thereunder or any rule or regulation of the National Association of Securities Dealers.

Section 6.3

Notification of Certain Matters. Each party hereto shall promptly notify the other party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

Section 6.4

Financial Statements. Prior to the Closing, RZ shall deliver to GSMC (i) the RZ Financial Statements.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE EXCHANGE

Section 7.1

Conditions to Obligations of RZ. The obligations of RZ and Sellers to consummate the Exchange shall be subject to the fulfillment, or written waiver by RZ, at or prior to the Closing, of each of the following conditions:

(a)

The representations and warranties of GSMC set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(b)

GSMC shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)

All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or Person as provided herein shall have been obtained;

(d)

RZ shall have completed a due diligence review of the business, operations, financial condition and prospects of GSMC and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion;

(e)

There has been no Material Adverse Effect on the business, condition or prospects of GSMC until the Closing Date;

(f)

GSMC shall have no Assets (other than cash, cash equivalents and marketable securities) or Liabilities.

Section 7.2

Conditions to Obligations of GSMC. The obligations of GSMC to consummate the Exchange shall be subject to the fulfillment, or written waiver by GSMC, at or prior to the Closing of each of the following conditions:

(a)

The representations and warranties of RZ and each Seller set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(b)

RZ and each Seller shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by RZ or the Sellers, as applicable, on or prior to the Closing Date;

(c)

All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or Person as provided herein shall have been obtained;

(d)

GSMC shall have completed a due diligence review of the business, operations, financial condition and prospects of RZ and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion; and

(e)

There has been no Material Adverse Effect on the business, condition or prospects of RZ until the Closing Date.

ARTICLE VIII

INDEMNIFICATION

ARTICLE IX

TERMINATION

Section 9.1

Termination. This Agreement may be terminated at any time prior to the Closing:

(a)

by mutual consent of GSMC and RZ;

(b)

by GSMC or RZ if any Governmental Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Exchange and such injunction, order, decree, ruling or other action shall have become final and nonappealable;

Section 9.2

Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Exchange shall be automatically abandoned without any further action by the parties hereto. If this Agreement is terminated as provided herein:

(a)

each party hereto shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the Exchange, whether obtained before or after the execution hereof; and

(b)

each party agrees that all Confidential Information received by GSMC or RZ with respect to the other party, this Agreement or the Exchange shall be kept confidential notwithstanding the termination of this Agreement.

ARTICLE X

POST CLOSING COVENANTS

Section 10.1

Application to American Stock Exchange. Within 90 days after presentation of audited financial statements of RZ, consistent with U.S. GAAP, GSMC will apply for a listing on the American Stock Exchange.

Section 10.2

Public Offerings. Within 90 days after presentation of audited financial statements of RZ, consistent with US GAAP, GSMC will undertake a public offering to raise a minimum of $10,000,000 to a maximum of $40,000,000.

ARTICLE XI

MISCELLANEOUS

Section 10.3

Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.4

Amendment and Modifications. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

Section 10.5

Extensions and Waivers. At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver is valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

Section 10.6

Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Except as provided in Article VIII, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.7

Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Closing and shall thereupon terminate two (2) years from the Closing. Any claim for indemnification for breach of representation or warranty must be brought within two years from the Closing. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

Section 10.8

Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections, Schedules or Articles contained herein mean Sections, Schedules or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 10.9

Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

Section 10.10

Specific Performance. The parties hereto agree that in the event that any party fails to consummate the Exchange in accordance with the terms of this Agreement, irreparable damage would occur. no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that the parties shall be entitled to specific performance in such event without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

Section 10.11

Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile, email or other electronic transmission service to the appropriate address or number as duly notified by a party hereto pursuant to the provisions of this Section 10.11.

Section 10.12

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.13

Consent to Jurisdiction. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a state or federal court of competent jurisdiction the State of California. County of Los Angeles. and the parties hereto each consents to the jurisdiction of such a court.

Section 10.14

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed by their respective officers hereunto duly authorized , all as of the date first written above.